Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of this               day of                             , 2005, by and between BROWNSBURG MUSIC LLC, an Ohio limited liability company (“Landlord”), and GUITAR CENTER STORES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                                   Landlord and Tenant are parties to that certain Lease Agreement dated as of August 15, 2001, originally entered into by and between Eaglepoint Partners Two, LLC, as landlord, and Tenant, as tenant (the “Lease”), pursuant to which Landlord (as successor in interest to Eaglepoint Partners Two, LLC) leases to Tenant the Premises (this and all other capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meanings ascribed to such terms in the Lease).

B.                                     By letter dated March 8, 2005, Tenant exercised its Expansion Right.

C.                                     In connection with the Expansion, Landlord and Tenant have agreed to amend the Lease in certain respects as set forth in this First Amendment.

A G R E E M E N T S:

In consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       AMENDMENTS.  Landlord acknowledges that Tenant has exercised its Expansion Right and that the Premises shall be expanded as provided in Section 33 of the Lease, subject, however, to the following amendments to said Section:

(a)                                  The Expansion shall be comprised of an approximately 267,900 square foot expansion of the Improvements and will require the acquisition by Landlord of additional land as part of the Project Costs consisting of approximately 3.63 acres (the “Additional Land”).

(b)                                 Landlord and Tenant acknowledge that they have agreed upon the Expansion Preliminary Plans, a copy of which is attached hereto as Exhibit A, and that Landlord shall cause the Expansion Plans and Specifications to be completed and submitted to Tenant for approval as promptly as practicable, it being acknowledged that Landlord and Tenant are currently working with Lauth Construction to complete the Expansion Plans and Specifications.

(c)                                  The Expansion Initial Annual Basic Rent shall be the product of the Project Costs times the interest rate on 10-year United States Treasury Notes at the time of Substantial Completion of the Expansion plus five hundred eighty-five (585) basis points.

(d)                                 The initial Project Costs shall not include any land acquisition costs except in connection with the Additional Land, nor any prepayment fees in respect of Landlord’s existing mortgage loan on the Premises (the “Existing Mortgage”), but shall include the reasonable and customary financing costs (as defined in clause (iii) of the definition of Project Costs) associated with Landlord’s construction loan for the Expansion.  At any time from and after January 1, 2008, Landlord shall have the right in its sole discretion to refinance the construction loan (which shall have no prepayment fee) and the Existing Mortgage (the “Refinancing”).  Upon closing of the Refinancing, Landlord and Tenant agree that the Expansion Initial Annual Basic Rent shall be recalculated based upon the formula set forth in Paragraph (c), above, to include actual financing costs (as defined in clause (iii) of the definition of Project Costs), including, without limitation, the actual prepayment premium in respect of the Existing Mortgage.

(e)                                  The Expansion Initial Annual Basic Rent shall be fixed for the first sixty (60) months following Substantial Completion of the Expansion and shall then increase by twelve percent (12%) for the remaining eighty-four (84) months of the initial Term of the Lease.

(f)                                    The initial Term of the Lease shall be extended for twelve (12) years beginning with Substantial Completion of the Expansion so that the term of the Expansion and the initial Term of the Lease are coterminous.  Basic Rent attributable to the original 505,250 square feet shall increase as provided in Exhibit C of the Lease on July 1, 2007, and shall increase by an additional twelve percent (12%) on July 1, 2012.  The Basic Rent shall remain fixed after July 1, 2012 through the end of the initial Term (as extended hereby).

(g)                                 The Extension Term provided in Section 32 of the Lease shall commence immediately following the twelve (12) year period following Substantial Completion of the Expansion, provided that the Extension Option is exercised by Tenant in accordance with Section 32 of the Lease.

2.                                       NO FURTHER MODIFICATIONS.  Landlord and Tenant agree that except as modified by this First Amendment, the Lease remains unmodified and in full force and effect.

3.                                       BINDING EFFECT.  This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

4.                                       COUNTERPARTS.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(signatures on following page)

IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year first above written.

BROWNSBURG MUSIC LLC

By:	The Mid-America Management Corporation,
its Manager

By:
Mark S. Misencik, President

“LANDLORD”

GUITAR CENTER STORES, INC.

By:

Its:

“TENANT”